                                                                   EXHIBIT 99.04








Financial Statements

Standard Gypsum LP

Years ended December 28, 2002, December 29, 2001 and December 30, 2000 with Report of Independent Auditors

                               Standard Gypsum LP

                              Financial Statements

     Years ended December 28, 2002, December 29, 2001 and December 30, 2000





                                    CONTENTS

Report of Independent Auditors................................................1
Report of Independent Public Accountants......................................2


Audited Financial Statements

Balance Sheets................................................................3
Statements of Operations......................................................4
Statements of Partners'/Members' Equity ......................................5
Statements of Cash Flows......................................................6
Notes to Financial Statements.................................................7

                         Report of Independent Auditors


The Partners
Standard Gypsum LP

We have audited the accompanying balance sheet of Standard Gypsum LP ("Standard") as of December 28, 2002, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of Standard's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Standard as of December 29, 2001, and for the year then ended were audited by other auditors who have ceased operations and whose report dated February 1, 2002 expressed an unqualified opinion on those financial statements before the reclassification adjustments described in Note 2.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard Gypsum LP as of December 28, 2002 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As discussed above, the financial statements of Standard as of December 29, 2001, and for the year then ended were audited by other auditors who have ceased operations. As described in Note 2, these financial statements have been revised. We audited the reclassification adjustments described in Note 2 that were applied to revise the 2001 financial statements. In our opinion, such reclassification adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of Standard other than with respect to such reclassification adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.




Austin, Texas
March 28, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Standard Gypsum LP:


We have audited the accompanying consolidated balance sheet of STANDARD GYPSUM LP (a Delaware limited partnership and formerly Standard Gypsum LLC, a Delaware limited liability company) as of December 29, 2001 and December 30, 2000 and the related statements of operations, partners'/members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard Gypsum LP as of December 29, 2001 and December 30, 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 1, 2002


NOTE: The report of Arthur Andersen LLP presented above is a copy of a previously issued Arthur Andersen LLP report and said report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided a consent to the inclusion of its report in this Form 10-K.

                               Standard Gypsum LP

                                 Balance Sheets
                                 (In Thousands)


                                                                         DECEMBER 28,      DECEMBER 29,
                                                                             2002              2001
                                                                       ------------------------------------

ASSETS
Current assets:
   Cash and cash equivalents                                              $      1,297     $      4,065
   Accounts receivable, net of allowance for doubtful accounts
      of $404 and $311 at 2002 and 2001, respectively                            7,141            5,325
   Related-party receivables                                                     3,028            1,553
   Inventories                                                                   1,737            2,188
    Prepaid expenses                                                               477              106
                                                                       ------------------------------------
Total current assets                                                            13,680           13,237
                                                                       ------------------------------------

Property, plant, and equipment:
   Land and internal properties                                                  2,234            2,234
   Buildings                                                                    20,552           20,552
   Machinery and equipment                                                      66,071           65,543
   Construction in progress                                                      1,312            1,141
                                                                       ------------------------------------
                                                                                90,169           89,470
   Less accumulated depreciation and depletion                                 (23,375)         (19,232)
                                                                       ------------------------------------
   Property, plant, and equipment, net                                          66,794           70,238

Other assets                                                                       304              525
                                                                       ------------------------------------
Total assets                                                               $    80,778      $    84,000
                                                                       ====================================

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Accounts payable                                                       $      3,204     $      2,356
   Related-party payables                                                          239              275
   Accrued expenses                                                              2,905            1,985
   Deferred revenue                                                                 86                7
                                                                       ------------------------------------
Total current liabilities                                                        6,434            4,623

Long-term debt                                                                  56,200           56,200
Postretirement pension benefits                                                     20               17

Partners' equity                                                                18,124           23,160
                                                                       ------------------------------------
Total liabilities and partners' equity                                    $     80,778     $     84,000
                                                                       ====================================

See accompanying notes.

                               Standard Gypsum LP

                            Statements of Operations
                                 (In Thousands)


                                                                            YEAR ENDED
                                                         DECEMBER 28,       DECEMBER 29,      DECEMBER 30,
                                                             2002               2001              2000
                                                      --------------------------------------------------------

 Sales                                                    $    98,558        $    71,297        $    96,338
 Cost of sales                                                 72,455             65,411             71,608
                                                      --------------------------------------------------------
 Gross profit                                                  26,103              5,886             24,730

 Selling, general, and administrative expenses                  7,222              5,594              6,554
                                                      --------------------------------------------------------
 Income from operations                                        18,881                292             18,176

 Interest expense, net                                           (830)            (1,403)            (1,673)

 Other expense                                                 (1,687)              (781)            (1,787)
                                                      --------------------------------------------------------
 Net income (loss)                                        $    16,364        $    (1,892)       $    14,716
                                                      ========================================================


See accompanying notes.

                               Standard Gypsum LP

                    Statements of Partners'/Members' Equity
                                 (In Thousands)



                                                                        McQUEENY
                                                     TEMPLE-INLAND       GYPSUM       TEMPLE            TOTAL
                                       GYPSUM       FOREST PRODUCTS     COMPANY,      GYPSUM      PARTNERS'/MEMBERS'
                                      MGC, INC.       CORPORATION         LLC         COMPANY           EQUITY
                                   ---------------------------------------------------------------------------------

Balance, December 25, 1999           $   19,668    $      19,668      $       -     $       -        $  39,336
   Distributions to members             (13,782)         (13,782)             -             -          (27,564)
   Contributions from partners                -                -            282           282              564
   Conversion to limited
      partnership                        (5,762)          (5,762)         5,762         5,762                -
   Net income                               147              147          7,211         7,211           14,716
                                   ---------------------------------------------------------------------------------
Balance, December 30, 2000                  271              271         13,255       13,255            27,052
   Distributions to partners                (20)             (20)          (980)         (980)          (2,000)
   Net loss                                 (19)             (19)          (927)         (927)          (1,892)
                                   ---------------------------------------------------------------------------------
Balance, December 29, 2001                  232              232         11,348        11,348           23,160
   Distribution to partners                (214)            (214)       (10,486)      (10,486)         (21,400)
   Net income                               163              163          8,019         8,019           16,364
                                   ---------------------------------------------------------------------------------
Balance, December 28, 2002           $      181    $         181      $   8,881     $   8,881        $  18,124
                                   =================================================================================


See accompanying notes.

                               Standard Gypsum LP

                            Statements of Cash Flows
                                 (In Thousands)


                                                                     YEAR ENDED
                                                   DECEMBER 28,      DECEMBER 29,     DECEMBER 30,
                                                       2002              2001             2000
                                                ------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                  $     16,364      $     (1,892)     $     14,716
Adjustments to reconcile net income (loss) to
   net cash
   provided by operating activities:
      Depreciation, amortization, and depletion           4,915             4,996             5,110
      Provision for doubtful accounts                       120               130               130
      Loss on sale/retirement of assets                      27                11               (21)
      Changes in operating assets and
         liabilities:
         Accounts receivable                             (1,936)             (889)            4,874
         Related-party receivables                       (1,475)            1,193            (2,746)
         Inventories                                        451               901             3,564
         Prepaid expenses                                  (371)               (2)               23
         Accounts payable                                   848              (178)             (815)
         Related-party payables                             (36)             (321)              289
         Accrued expenses                                   923              (959)             (726)
         Deferred revenue                                    79               (57)               65
                                                ------------------------------------------------------
Net cash provided by operating activities                19,909             2,933            24,463

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                      (1,277)           (1,117)           (5,168)
Proceeds from sale of assets                                  -                 1               127
                                                ------------------------------------------------------
Net cash used in investing activities                    (1,277)           (1,116)           (5,041)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to partners                               (21,400)           (2,000)          (27,564)
Contributions from partners                                   -                 -               564
Funds held by trustee                                         -                 -             2,818
Payment of bond issue costs                                   -                 -              (602)
                                                ------------------------------------------------------
Net cash used in financing activities                   (21,400)           (2,000)          (24,784)
                                                ------------------------------------------------------
Net change in cash and cash equivalents                  (2,768)             (183)           (5,362)
Cash and cash equivalents, beginning of year              4,065             4,248             9,610
                                                ------------------------------------------------------
Cash and cash equivalents, end of year             $      1,297      $      4,065      $      4,248
                                                ======================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
     Cash paid for interest                        $        841      $      1,680      $      2,160
                                                ======================================================


See accompanying notes.

                               Standard Gypsum LP

                          Notes to Financial Statements

                                December 28, 2002


1. OPERATIONS

Standard Gypsum LP ("Standard"), was formed effective April 1, 1996 by two members: Caraustar Industries, Inc. ("Caraustar") and Temple-Inland Forest Products Corporation ("Temple"). Prior to April 1, 1996, Standard operated as a wholly owned subsidiary of Caraustar (the "Predecessor"). Effective April 1, 1996, Caraustar contributed substantially all of the operating assets and liabilities of the Predecessor at its historical basis to Standard. Simultaneous with this contribution, Caraustar sold a 50% interest in Standard to Temple in exchange for $10,774,000. Additionally, Caraustar and Temple each contributed capital of $250,000 to Standard.

Standard manufactures and distributes gypsum wallboard and operates a gypsum rock quarry. Effective December 28, 2000, Standard converted to a limited partnership and, as such, changed its name to Standard Gypsum LP. The conversion was effected through the transfer of equity between the general partners, Caraustar and Temple, and newly formed limited partners. Caraustar's 50% interest in Standard is now owned by two wholly owned subsidiaries of Caraustar, Gypsum MGC, Inc. (1%) and McQueeney Gypsum Company, LLC (49%). Temple's 50% interest in Standard is now owned directly by Temple (1%) and through a wholly owned subsidiary, Temple Gypsum Company (49%).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

Fiscal year-end is the Saturday closest to December 31.

CASH AND CASH EQUIVALENTS

All short-term investments purchased with original maturities of three months or less are considered cash equivalents.

                               Standard Gypsum LP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Inventories consisted of the following (in thousands):

                                                         DECEMBER 28,         DECEMBER 29,
                                                             2002                 2001
                                                     ------------------------------------------

          Raw materials                                    $     834             $     861
          Finished goods                                         903                 1,327
                                                     ------------------------------------------
                                                           $   1,737             $   2,188
                                                     ==========================================

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at historical cost. Depreciation of all buildings and some equipment is computed using the straight-line method over the estimated useful lives of the assets. In 1999, Standard placed certain equipment in service at its new Cumberland City facility, utilizing the units of production method of depreciation. The estimated useful lives of these assets under the units of production depreciation method is 5 to 25 years, consistent with depreciable lives under the straight-line method.

Standard completed an assessment of the estimated useful lives of certain production equipment and buildings, which resulted in a revision of estimated useful lives. Accordingly, beginning October 2002, Standard began computing depreciation of certain production equipment and buildings using revised estimated useful lives. As a result of these revisions in estimated useful lives, depreciation expense during the year ended December 28, 2002 was reduced by approximately $450,000.

Depreciation and depletion expense was approximately $4,694,000, $4,794,000 and $4,217,000 for the years ended December 28, 2002, December 29, 2001 and December 30, 2000, respectively. Expenditures for maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in the results of operations.

                               Standard Gypsum LP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY, PLANT, AND EQUIPMENT (CONTINUED)

The estimated lives used in determining depreciation are as follows:

          Buildings                                            10 to 40 years
          Machinery and equipment                               5 to 25 years

OTHER ASSETS

Other assets consist of deferred financing costs, which are amortized ratably over the terms of the applicable debt (see Note 4). Amortization expense related to these assets was approximately $221,000, $202,000 and $893,000 for the years ended December 28, 2002, December 29, 2001 and December 30, 2000, respectively.

TAXES

Standard is a partnership and its income or loss is allocated to the partners for inclusion in their income tax returns, and accordingly, no provision for income taxes is included in the accompanying financial statements.

During 2000, since Standard was organized as a limited liability company, Standard paid franchise tax to the state governments of Texas and Tennessee. Standard incurred expense of $881,000 during the year ended December 30, 2000. During 2001, Standard converted to a limited partnership. As a limited partnership, Standard does not owe franchise tax to the state of Texas. However, Standard must pay franchise tax to the state of Tennessee. During the years ended December 28, 2002 and December 29, 2001, Standard incurred expenses of $315,000 and $111,000 related to franchise tax due to the state of Tennessee. Also during the year ended December 29, 2001, Standard reversed approximately $326,000 of amounts previously expensed for franchise tax since franchise tax paid was ultimately less than the amount initially expensed. All amounts related to franchise tax expense are recorded in other expense in the accompanying statements of operations for the years ended December 28, 2002, December 29, 2001 and December 30, 2000.

                               Standard Gypsum LP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PARTNERS' EQUITY

Under the terms of the partnership agreement, income and distributions of Standard are allocated to the partners based on their respective ownership interests. Distributions to partners/members totaled $21,400,000, $2,000,000 and $27,564,000 in 2002, 2001 and 2000, respectively.

REVENUE

Revenue is recognized upon passage of title to the customer, which generally occurs at the time the product is delivered to the customer subject to inconsequential or perfunctory conditions normally associated with the sale of goods within the industry.

Amounts billed to customers for shipping and handling are included in sales and the related costs thereof are included in cost of sales. Total shipping and handling costs were $14,937,000, $12,779,000 and $11,900,000 for the years ended December 28, 2002, December 29, 2001 and December 30, 2000, respectively.

LONG-LIVED ASSETS

Standard periodically reviews the carrying amounts of its long-lived assets to determine whether current events or circumstances, as defined in Statements of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment of Long-Lived Assets, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the assets and their eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. At this time, estimated future cash inflows are expected to exceed the carrying value of these assets; thus, no impairment loss has been recognized. Management reviews the valuation and amortization periods of long-lived assets on a periodic basis, taking into consideration any events or circumstances have occurred to warrant a diminished fair value or reduction in the useful life of long-lived assets.

                               Standard Gypsum LP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RECLASSIFICATIONS

Beginning in 2002, the costs related to shipping and handling were classified within cost of sales. In the prior year, such amounts were classified as operating expenses. Prior year amounts have been reclassified to conform to the current presentation. The reclassification had no impact on reported income
(loss) or partners' equity.

3. RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standard Board ("FASB") issued SFAS No. 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. It requires the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 with early adoption encouraged. There was no material impact from adoption of this statement as of December 29, 2002.

                               Standard Gypsum LP

4. LONG-TERM DEBT

In 1999, Standard received financing from two Industrial Revenue Bond (the "Bonds") issuances by the Stewart County, Tennessee, Development Authority totaling $56,200,000. The proceeds of the debt issuances were used to repay borrowings outstanding under a previous credit facility and fund the construction of the gypsum wallboard facility in Cumberland City, Tennessee. The Bonds accrue interest at a variable rate, as defined, and mature in 2034.

Under the terms of the bond agreement, both Caraustar and Temple are required to maintain certain financial conditions. Additionally, Caraustar and Temple severally guarantee the Bonds. Their guarantees are supported by letters of credit. After year-end, the letter of credit issuer notified Standard that the letter of credit would not be renewed. The letter of credit issuer subsequently agreed to renew its letter of credit after Caraustar obtained a separate letter of credit supporting its guarantee obligation. The bond agreement also prohibits Standard from incurring certain additional indebtedness, limits certain investments, and restricts substantial asset sales. At December 28, 2002, Standard was in compliance with all covenants of the bond agreement, as amended.

5. RETIREMENT PLAN

Standard participates in a Temple-sponsored 401(k) retirement plan which provides for voluntary contributions by employees not to exceed 16% of their gross salaries and wages or $12,000 in 2002, $11,000 in 2001 and $10,500 in 2000, whichever is lower. Standard matches 50% of the first 6% of each employee's contribution (maximum of 3% and $3,000). The amounts incurred for Standard's matching contributions totaled $319,000, $391,000 and $186,000 in 2002, 2001 and 2000, respectively.

6. RELATED-PARTY TRANSACTIONS

Under the terms of a paper supply agreement dated April 1, 1996 between Standard and Caraustar, Standard is obligated to purchase all of its paperboard requirements from Caraustar through December 31, 2006. For the years ended December 28, 2002, December 29, 2001 and December 30, 2000, Standard purchased, at market prices, approximately $15,994,000, $13,978,000 and $17,806,000, respectively, of paperboard from Caraustar. As of December 28, 2002 and December 29, 2001, amounts due Caraustar for paperboard purchases totaled approximately $45,000 and $39,000, respectively.

For the years ended December 28, 2002, December 29, 2001 and December 30, 2000, Standard purchased, at market prices, approximately $529,000, $749,000 and $520,000, respectively, of Temple's production. As of December 28, 2002 and December 29, 2001, amounts due to Temple totaled approximately $194,000 and $235,000, respectively.

                               Standard Gypsum LP

6. RELATED-PARTY TRANSACTIONS (CONTINUED)

Pursuant to an indemnification agreement between Caraustar and Temple, Caraustar is obligated to reimburse Standard for certain environmental costs incurred by Standard. At December 28, 2002 and December 29, 2001, amounts due to Standard from Caraustar totaled $5,000 and $0, respectively, related to these and other costs.

On April 1, 2000, Standard entered into an amended and restated marketing agreement with Temple whereby Temple continues to serve as the exclusive marketing agent for Standard's products. Under the terms of this agreement, which expires March 31, 2006, Temple is responsible for all marketing, sales, distribution, invoicing, and collection of customer accounts. During 2002, 2001 and 2000, Standard incurred and paid Temple marketing fees of $2,439,000, $1,699,000 and $2,515,000, respectively, for performing these services. Additionally, Temple collected on Standard's behalf amounts due for sales to various customers. As of December 28, 2002 and December 29, 2001, Standard was due $3,028,000 and $1,553,000, respectively, from Temple for amounts previously collected.

On April 1, 2000, Standard entered into an amended and restated management agreement with Temple, employing Temple as exclusive manager of the Standard's operations. The agreement is subject to automatic annual extensions unless Standard or Temple elects to terminate the agreement. Under the terms of this agreement, Standard incurred and paid Temple for management service fees of $500,000 for each of the years ended December 28, 2002, December 29, 2001 and December 30, 2000.

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

Certain equipment utilized by the Partnership is subject to operating leases. At December 28, 2002, the future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                           2003                                  $   28,335
                           2004                                      27,082
                           2005                                      19,595
                           2006                                       2,286
                                                              ---------------
                           Total                                 $   77,298

                               Standard Gypsum LP

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The total rental expense incurred during 2002, 2001 and 2000 was approximately $84,000, $77,000 and $277,000, respectively.

LEGAL MATTERS

Standard is subject to certain lawsuits and claims incidental to its business. In the opinion of management, based on its examination of such matters and discussions with counsel, the ultimate resolution of pending or threatened litigation, claims, and assessments will have no material adverse effect upon Standard's financial position, liquidity, or results of operations.

SHIPPING COMMITMENTS

During 2000, Standard entered into a five-year agreement with its primary rail carriers whereby Standard guaranteed the use of a minimum number of rail cars annually and over the contract period, as defined in the agreement. If the minimum number of rail cars is not met, Standard must pay its primary rail carriers a penalty for each shortfall carload. The maximum annual penalty related to the minimum usage commitments during 2003 and 2004 is $400,000, while the maximum aggregate penalty related to the minimum usage commitments is $800,000 through the end of the contract period. As annual minimums were not met during 2002 and 2001, Standard recorded a liability for minimum usage obligations of approximately $440,000 and $326,000 at December 28, 2002 and December 29, 2001, respectively. Management currently believes the minimum levels defined are obtainable, and any further obligation for failure to meet the usage requirements, if any, is neither material nor estimable. As such, no provision has been recorded for any potential shortfall as of December 28, 2002.

8. SIGNIFICANT CUSTOMERS

During 2002, 2001 and 2000, there were no customers who individually accounted for more than 10% of total sales.